EXHIBIT 10.1

BANK OF HAWAII CORPORATION 2014 STOCK AND INCENTIVE PLAN

RESTRICTED STOCK GRANT AGREEMENT (PERFORMANCE BASED)
(FEBRUARY 24, 2017)

This Restricted Stock Grant Agreement (“Agreement”) dated February 24, 2017 (“Grant Date”), between Bank of Hawaii Corporation, a Delaware corporation (“Company”), with its registered office at 130 Merchant Street, Honolulu, Hawaii 96813, and the executive of the Company or subsidiary of the Company (“Grantee”) who as of the Grant Date is an Eligible Person under the Bank of Hawaii Corporation 2014 Stock and Incentive Plan (“Plan”) and who is specified in the “Notice of 2017 Restricted Stock Grant (Performance Based)” (“Notice”) attached hereto.

1.    Grant of Restricted Shares. Effective as of the Grant Date, the Human Resources and Compensation Committee of the Company’s Board of Directors (“Committee”) has granted to Grantee the number of shares of Restricted Stock (“Restricted Shares”) as specified in the Notice pursuant to the Plan. Forty-five percent (45%) of the Restricted Shares are hereby designated as “First Category Shares”, forty-five percent (45%) as “Second Category Shares”, and ten percent (10%) as “Third Category Shares”.

2.    Restrictions During Period of Restriction. The given category of Restricted Shares shall be subject to forfeiture by Grantee and shall be nontransferable until the “Period of Restriction” terminates as to such Restricted Shares. The Restricted Shares shall vest in Grantee upon termination of the Period of Restriction (to the extent that the Restricted Shares have not previously been forfeited). For purposes of this Agreement, the term “Period of Restriction” shall mean the period that commences on the Grant Date and terminates on the date of certification of achievement of service and financial performance objectives by the Committee (“Date of Certification”), as described in this Section 2 below (or which Period of Restriction otherwise terminates as provided in this Section 2 below). In the event the Committee's certification is completed after the close of the New York Stock Exchange on the actual date of such certification (i.e., the date of the Committee meeting), the Date of Certification shall be deemed to be, and the Period of Restriction shall instead terminate, on the next business day.

As described below, the Period of Restriction shall terminate based upon the level of achievement of specified financial performance criteria, where the First Category Shares shall be conditioned upon “Return on Equity”, the Second Category Shares shall be conditioned upon “Stock Price to Book Ratio”, and the Third Category Shares shall be conditioned upon “Tier 1 Capital Ratio” (“Financial Performance Criteria”). In this regard, the Period of Restriction shall terminate with respect to the “Applicable Vesting Percentage” of the First Category Shares and Second Category Shares, as the case may be, based upon the Company’s achievement of the respective Financial Performance Criteria in accordance with the following schedule:

Return on Equity and Stock Price to Book Ratio
Financial Performance Criteria-- Three Year Average Percentile Rank	Applicable Vesting Percentage
75th and Above (Maximum)	100%
62.5th - 74.9th	75%
50th - 62.49th	50%
Below 50th	0%

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Further, the Period of Restriction shall terminate with respect to the “Applicable Vesting Percentage” of the Third Category Shares based upon the Company’s achievement of the respective Financial Performance Criteria in accordance with the following schedule:

Tier 1 Capital Ratio
Financial Performance Criteria-- Three Year Average Percentile Rank	Applicable Vesting Percentage
50th and Above (Maximum)	100%
Below 50th	0%

For purposes of this Agreement, the terms “Return on Equity”, “Stock Price to Book Ratio”, and “Tier 1 Capital Ratio” (as defined by the Federal Reserve Bank) shall mean such terms as determined for the banks that comprise the S&P Supercomposite Regional Bank Index (where for the applicable year, Return on Equity shall be measured as of December 31 of such year, Tier 1 Capital Ratio shall be measured as of September 30 of such year, and Stock Price to Book Ratio shall be measured based on stock price as of December 31 and book value as of September 30 of such year). With respect to the given Financial Performance Criteria, the “Three Year Average Percentile” shall mean the Company’s percentile level on the S&P Supercomposite Regional Bank Index for the average of the numerical measures over the three years 2017, 2018, and 2019. The Financial Performance Criteria shall be determined based on references to measures and percentiles for the peer group banks that comprise the January 3, 2017, S&P Supercomposite Regional Bank Index (with peer group banks determined by excluding banks with assets >$50B).

a.    Termination of Period of Restriction For First Category Shares

The Period of Restriction shall terminate with respect to the amount equal to the Applicable Vesting Percentage multiplied by the First Category Shares, provided that: (i) the Committee shall have certified the Three Year Average Percentile level for the Company’s “Return on Equity” that corresponds to such Applicable Vesting Percentage; and (ii) Grantee is an Employee on the Date of Certification.

b.	Termination of Period of Restriction Second Category Shares

The Period of Restriction shall terminate with respect to the amount equal to the Applicable Vesting Percentage multiplied by the Second Category Shares, provided that: (i) the Committee shall have certified the Three Year Average Percentile level for the Company’s “Stock Price to Book Ratio” that corresponds to such Applicable Vesting Percentage; and (ii) Grantee is an Employee on the Date of Certification.

c.	Termination of Period of Restriction Third Category Shares

The Period of Restriction shall terminate with respect to the amount equal to the Applicable Vesting Percentage multiplied by the Third Category Shares, provided that: (i) the Committee shall have certified the Three Year Average Percentile level for the Company’s “Tier 1 Capital Ratio” that corresponds to such Applicable Vesting Percentage; and (ii) Grantee is an Employee on the Date of Certification.

d.    Termination of Period of Restriction Upon Certain Terminations of Employment

In addition to the termination of the Period of Restriction based on the achievement of the service and financial performance objectives as described in Sections 2.a-2.c above, the Period of Restriction shall terminate in connection with certain terminations of Grantee’s employment with the Company and its subsidiaries as described in this Section 2.d. Specifically, the Period of Restriction for all of the Restricted Shares shall terminate (to the extent that the Period of Restriction has not previously terminated or the Restricted Shares have not previously been forfeited) upon the occurrence of any of the following: (i) the death of Grantee; (ii) the Grantee ceasing to be an Employee due to “disability” within the meaning of that term under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations promulgated thereunder; or (iii) upon or after the occurrence of a “Change in Control” (within the meaning of Section 2.5 of the Bank of Hawaii Corporation Change- in-Control Retention Plan,

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restatement effective December 17, 2009 (“Change-in-Control Plan”)) either (A) Grantee’s employment with the Company and its subsidiaries is terminated by the Company without “Cause” (within the meaning of Section 2.4 of the Change-in-Control Plan) or (B) Grantee terminates employment with the Company and its subsidiaries for “Good Reason” (within the meaning of Section 2.15 of the Change-In- Control Plan).

e.    Committee Determinations; Section 162(m). The Committee shall certify whether the Financial Performance Criteria for the First Category Shares, Second Category Shares, and Third Category Shares have been achieved as soon as administratively practicable following the completion of the three year performance period ending December 31, 2019. To the extent that the satisfaction of the Financial Performance Criteria is certified, the Restricted Shares subject to vesting shall vest on the Date of Certification (i.e., the Period of Restriction shall be terminated on the Date of Certification). This Agreement shall be interpreted and administered in a manner consistent with the intent that the Restricted Shares granted hereunder comply with the requirements of the performance-based compensation exception under Code Section 162(m).

3.    Forfeiture of Unvested Restricted Shares. Restricted Shares as to which the Period of Restriction has not terminated shall be forfeited and transferred to the Company upon the first to occur of: (a) Grantee’s ceasing to be an Employee for any reason, whether voluntary or involuntary (other than for a termination of employment described in Section 2.d), and (b) the date the Committee determines the Financial Performance Criteria were not met (to the extent that the Restricted Shares do not become vested based on the Applicable Vesting Percentages). However, as described in Section 2 above with respect to the termination of the Period of Restriction on the Date of Certification, the Applicable Vesting Percentage of the given category of Restricted Shares shall not be forfeited, to the extent that: (a) with respect to such Applicable Vesting Percentage of such category of Restricted Shares, the Committee has certified that the corresponding Three Year Average Percentile level for such Applicable Vesting Percentage has been achieved; and (b) the Grantee is an Employee on the Date of Certification. Grantee’s employment shall not be treated as terminated in the case of a transfer of employment within the Company and its subsidiaries or in the case of sick leave and other approved leaves of absence.

4.    Issuance of Shares; Registration; Withholding Taxes. Restricted Shares shall be issued in Grantee’s name, shall bear the restrictive legends as are required or deemed advisable by the Company under the provisions of any applicable law, and shall be held by the Company until all restrictions lapse or such shares are forfeited as provided herein. The Company may postpone the issuance or delivery of the Shares until (a) the completion of registration or other qualification of such Shares or transaction under any state or federal law, rule or regulation, or any listing on any securities exchange, as the Company shall determine to be necessary or desirable; (b) the receipt by the Company of such written representations or other documentation as the Company deems necessary to establish compliance with all applicable laws, rules and regulations, including applicable federal and state securities laws and listing requirements, if any; and (c) the payment to the Company of any amount required by the Company to satisfy any federal, state or other governmental withholding tax requirements related to the issuance or delivery of the Shares. Grantee shall comply with any and all legal requirements relating to Grantee’s resale or other disposition of any Shares acquired under this Agreement.

5.    Share Adjustments. The number and kind of Restricted Shares or other property subject to this Agreement shall be subject to adjustment in accordance with Section 13 of the Plan.

6.    Rights as Shareholder. Unless otherwise provided herein, Grantee shall be entitled to all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote such Shares and to receive dividends and other distributions (not including share adjustments as described in Section 5 above) payable with respect to such Shares from and after the Grant Date. Grantee’s rights as a shareholder shall terminate with respect to any Restricted Shares forfeited by Grantee.

7.    Employment Rights. Neither the Plan nor the granting of the Restricted Shares shall be a contract of employment of Grantee by the Company or any of its subsidiaries. Grantee may be discharged from employment at any time by the employing Company or subsidiary, subject to any employment contract that may otherwise apply to Grantee.

8.    Amendment. This Agreement may be amended by the Committee at any time based on its determination that the amendment is necessary or advisable in light of any addition to, or change in, the Code or regulations issued thereunder or any federal or state securities law or other law or regulation, or the Plan, or based on any discretionary authority of the Committee under the Plan. Unless necessary or advisable due to a change in law, any amendment to this Agreement which has a material adverse effect on the interest of Grantee under this Agreement shall be adopted only with the consent of Grantee.

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9.    Section 83(b) Election. Grantee shall promptly deliver to the Company a copy of any election filed by Grantee in respect of the Restricted Shares pursuant to Code Section 83(b).

10.    Notices. Any notice or other communication made in connection with this Agreement shall be deemed duly given when delivered in person or mailed by certified or registered mail, return receipt requested, to Grantee at Grantee’s address shown on Company records or such other address designated by Grantee by similar notice, or to the Company at its then principal office, to the attention of the Corporate Secretary of the Company. Furthermore, such notice or other communication shall be deemed duly given when transmitted electronically to Grantee at Grantee’s electronic mail address shown on the Company records or, to the extent that Grantee is an active employee, through the Company’s intranet.

11.    Plan Governs. The Restricted Shares evidenced by this Agreement are subject to the terms and conditions of the Plan and of this Agreement. In case of conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall control. Capitalized terms used in this Agreement and not defined herein shall have the meaning assigned in the Plan unless the context indicates otherwise.

12.    Miscellaneous. This Agreement shall bind and benefit Grantee, the heirs, distributees and personal representative of Grantee, and the Company and its successors and assigns. This Agreement may be signed in counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same instrument. Capitalized terms not herein defined shall have the meanings prescribed to them under the Plan.

BY ACCEPTING THE RESTRICTED SHARES GRANTED UNDER THIS RESTRICTED STOCK GRANT AGREEMENT, GRANTEE AGREES TO ALL THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT AND IN THE PLAN.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf by the undersigned, thereunto duly authorized, effective as of the Date of Grant.

BANK OF HAWAII CORPORATION

By___________________________________________________	MARK A. ROSSI
Its Vice Chairman
“Company”

Agreed and Accepted:

_____________________________________________________

“Grantee”

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